Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Reports Financial Results for Third Quarter Fiscal 2021 and Recent Developments

-- Third Quarter Revenue Increased 61% to $21.8 Million --

-- Signed $74 Million in New Orders to End the Quarter with a Backlog of $120 Million --

-- First Phase of Myford Expansion on Target, Accelerated Start of Second Phase --

-- Raised Gross Proceeds of $34.5 Million in Follow-On Equity Offering --

-- Revenue Guidance for Fiscal 2021 Increased to $88 to $91 Million --

TUSTIN, Calif., March 8, 2021 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the third quarter and first nine months of fiscal 2021, ended January 31, 2021.

Highlights Since October 31, 2020

“The third quarter was exceptional on all fronts,” stated Nicholas Green, president and chief executive officer of Avid Bioservices. “Top line revenues were strong, contributing to a significant improvement in margins and other key financial metrics, and we continued to generate cash from operations during the quarter.

“Avid’s business development team signed $74 million in new business during the quarter, resulting in a backlog of $120 million, the largest in our history.  As a result, we are raising our revenue guidance for the second time in fiscal 2021 to between $88 million and $91 million.

“Finally, to support this increase in demand, we are currently executing a two-phased expansion plan of our Myford facility that, when complete, is expected to provide a total revenue capacity of up to $270 million annually. During the quarter we also raised funds to support this expansion. The expansions represent critical developments in the business as we continue to provide capacity to onboard new clients as well as capacity to accommodate the successful clinical development and commercial growth of our existing clients. Furthermore, we look forward to incorporating a higher level of automation and digitization into the second phase as we add further focus on commercial manufacture.

“The team’s strong performance across all areas of the business is not only driving growth today, but also establishing the foundation necessary for continued growth in the future.“

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Financial Highlights and Guidance

•	The company is increasing revenue guidance for the full fiscal year 2021 from between $84 million and $88 million to between $88 million and $91 million.

•	Revenues for the third quarter of fiscal 2021 were $21.8 million, a 61% increase compared to revenues of $13.6 million recorded during the third quarter of fiscal 2020. For the first nine months of fiscal 2021, revenues were $68.3 million, a 45% increase as compared to revenues of $47.2 million in the prior year period. The increases in revenue for both the third quarter and first nine months of fiscal 2021 were primarily attributable to the growth in the number and scope of in-process and/or completed manufacturing runs, as well as an increase in process development projects. Additionally, as previously disclosed, prior year manufacturing revenue for the third quarter and first nine months was impacted by a production interruption.

•	As of January 31, 2021, revenue backlog was $120 million, an increase of 78% compared to $67 million at the end of the second quarter of fiscal 2021, and an increase of 85% compared to $65 million at the end of the prior fiscal year. The company expects to recognize most of this backlog by the end of the next fiscal year.

•	Gross margin for the third quarter of fiscal 2021 was 28%, a significant increase compared to a gross margin of 6% for the third quarter of fiscal 2020. Gross margin for the first nine months of fiscal 2021 was 31%, a significant increase compared to 11% in the prior year period. The increase in the third quarter and first nine months of fiscal 2021 was primarily due to the growth in manufacturing and process development revenues. Additionally, the prior year period gross profit was impacted by certain costs associated with the production interruption noted above, which costs were not incurred during the current year period.

•	Selling, general and administrative expenses (“SG&A”) for the third quarter of fiscal 2021 were $4.0 million, an increase compared to $3.0 million recorded for the third quarter of fiscal 2020. For the first nine months of fiscal 2021, SG&A expenses were $12.0 million, an increase compared to $11.0 million recorded for the prior year period. The increases during both the third quarter and first nine months of 2021 were due primarily to increases in payroll related costs, including stock-based compensation.

•	For the third quarter of fiscal 2021, the company recorded a consolidated net income attributable to common stockholders of $0.8 million or $0.01 per basic and diluted share, as compared to a consolidated net loss attributable to common stockholders of $3.5 million or $0.06 per basic and diluted share, for the third quarter of fiscal 2020. For the first nine months of fiscal 2021, the company recorded a consolidated net income attributable to common stockholders of $5.6 million or $0.10 per basic and diluted share, compared to a consolidated net loss attributable to common stockholders of $9.3 million or $0.17 per basic and diluted share, for fiscal 2020.

•	Avid reported $70.9 million in cash and cash equivalents as of January 31, 2021. This balance includes approximately $32.1 million in net proceeds raised in the third quarter follow-on underwritten equity offering. This balance represents an increase of $35.2 million from the end of the second quarter and an increase of $34.6 million compared to $36.3 million as of the end of the prior fiscal year. The company also generated cash flows from operating activities of $5.2 million during the third quarter and $13.3 million during the nine months ended January 31, 2021.

More detailed financial information and analysis may be found in Avid Bioservices’ Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission today.

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Recent Corporate Developments

•	Signed orders for $74 million during the quarter with new and existing customers, driving Avid’s backlog to an all-time high.

•	Completed a follow-on underwritten public offering resulting in net proceeds of approximately $32.1 million, after deducting underwriting discounts and commissions and other offering related expenses. The company intends to use the net proceeds from the offering for the expansion of its manufacturing capabilities.

•	Continued to advance the two-phased expansion of the Myford facility. The first phase of our expansion plan, which was initiated during the second quarter of fiscal 2021, expands the production capacity of the company’s existing Myford North facility by adding a second downstream processing suite. The second phase, which was initiated during February, will further expand capacity through the build out of a second manufacturing train, including both upstream and downstream processing suites within Myford South.

The company estimates the first phase will take approximately 12 to 15 months to complete at an estimated cost of approximately $15 million and may increase the company’s annual revenue generating capacity by up to $50 million, bringing the combined annual revenue generating capacity of our Franklin and Myford North facilities to up to $170 million. The company estimates that the Myford South expansion will take approximately 18 to 24 months to complete at a cost of approximately $45 to $55 million and may increase the company’s annual revenue generating capacity by an additional $100 million for a total revenue generating capacity of up to $270 million annually.

Conference Call

Avid will host a conference call and webcast this afternoon, March 8, 2021, at 4:30 PM EST (1:30 PM PST).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Avid Bioservices conference call. To listen to the live webcast, or access the archived webcast, please visit: https://ir.avidbio.com/investor-events.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical drug substances derived from mammalian cell culture. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 28 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com

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Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the ongoing COVID-19 pandemic will adversely affect our or our customers’ business and operations, the risk the company may experience delays in engaging new clients, the risk that the company may not be successful in executing client projects, the risk that the company may experience technical difficulties in completing client projects due to unanticipated equipment and/or manufacturing facility issues which could result in projects being terminated or delay delivery of products to customers, revenue recognition and receipt of payment or result in the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services, the risk that the company may need to raise additional capital to fund its contemplated expansion plans, and the risk that the completion of one or both phases the of the Myford expansion may be delayed. may cost more than anticipated or may not increase revenue generating capacity by the amounts contemplated. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2020, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

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avid bioservices, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and comprehensive INCOME (loss)

(Unaudited) (In thousands, except per share information)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2021	2020	2021	2020

Revenues	$21,806	$13,585	$68,262	$47,152
Cost of revenues	15,604	12,800	47,098	41,921
Gross profit	6,202	785	21,164	5,231

Operating expenses:
Selling, general and administrative	4,018	2,996	12,009	10,989
Loss on lease termination	–	–	–	355
Total operating expenses	4,018	2,996	12,009	11,344

Operating income (loss)	2,184	(2,211)	9,155	(6,113)
Interest and other income, net	23	107	66	415

Net income (loss)	$2,207	$(2,104)	$9,221	$(5,698)

Comprehensive income (loss)	$2,207	$(2,104)	$9,221	$(5,698)

Series E preferred stock accumulated dividends	(1,442)	(1,442)	(3,604)	(3,604)

Net income (loss) attributable to common stockholders	$765	$(3,546)	$5,617	$(9,302)

Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$(0.06)	$0.10	$(0.17)
Diluted	$0.01	$(0.06)	$0.10	$(0.17)

Weighted average common shares outstanding:
Basic	58,865	56,404	57,349	56,275
Diluted	60,097	56,404	58,058	56,275

- Continued -

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avid bioservices, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except par value)

	January 31, 2021	April 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$70,894	$36,262
Accounts receivable	27,113	8,606
Contract assets	5,545	3,300
Inventory	11,946	10,883
Prepaid expenses	813	712
Total current assets	116,311	59,763
Property and equipment, net	32,162	27,105
Operating lease right-of-use assets	19,053	20,100
Restricted cash	350	350
Other assets	302	302
Total assets	$168,178	$107,620
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,855	$5,926
Accrued payroll and related costs	6,500	3,019
Contract liabilities	47,707	29,120
Current portion of operating lease liabilities	1,334	1,228
Note payable	–	4,379
Other current liabilities	179	808
Total current liabilities	62,575	44,480

Operating lease liabilities, less current portion	20,233	21,244
Total liabilities	82,808	65,724

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized;
1,648 shares issued and outstanding at January 31, 2021 and April 30, 2020, respectively	2	2
Common stock, $0.001 par value; 150,000 shares authorized;
60,827 and 56,483 shares issued and outstanding at January 31, 2021 and April 30, 2020, respectively	61	56
Additional paid-in capital	647,157	612,909
Accumulated deficit	(561,850)	(571,071)
Total stockholders’ equity	85,370	41,896
Total liabilities and stockholders’ equity	$168,178	$107,620

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